UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Charles & Colvard, Ltd.
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300 Perimeter Park Drive, Suite A
Morrisville, North Carolina 27560
(919) 468-0399

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2013

To the Shareholders of Charles & Colvard, Ltd.:

Notice is Hereby Given that the Annual Meeting of Shareholders of Charles & Colvard, Ltd. will be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Thursday, May 23, 2013, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

1.	To elect seven members to the Board of Directors;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	To vote, on an advisory (nonbinding) basis, to approve executive compensation;

4.	To vote, on an advisory (nonbinding) basis, on the frequency of future shareholder advisory votes to approve executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 28, 2013 as the record date for the determination of shareholders entitled to vote at the meeting. Accordingly, only shareholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

George R. Cattermole
Chairman

April 22, 2013

A PROXY CARD IS ENCLOSED FOR THE CONVENIENCE OF THOSE SHAREHOLDERS WHO DO NOT PLAN TO ATTEND THE ANNUAL MEETING IN PERSON BUT DESIRE TO HAVE THEIR SHARES VOTED. IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU RETURN YOUR CARD AND LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

300 Perimeter Park Drive, Suite A
Morrisville, North Carolina 27560
(919) 468-0399

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 23, 2013:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy, and 2012 Annual Report to Shareholders are available at http://www.irproxy.charlesandcolvard.com.

This proxy statement is furnished to the shareholders of Charles & Colvard, Ltd. in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our company’s 2013 Annual Meeting of Shareholders (the “Annual Meeting”) and all adjournments thereof. The Annual Meeting will be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Thursday, May 23, 2013 at 10:00 a.m., Eastern Daylight Savings Time, to conduct the following business and such other business as may be properly brought before the meeting: (1) to elect seven members of the Board of Directors; (2) to ratify the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending December 31, 2013; (3) to vote, on an advisory (nonbinding) basis, to approve executive compensation; and (4) to vote, on an advisory (nonbinding) basis, on the frequency of future shareholder advisory votes to approve executive compensation.

The Board of Directors recommends that you vote (1) FOR the election of the director nominees listed in this proxy statement, (2) FOR ratification of the appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2013, (3) FOR the approval of executive compensation, and (4) FOR holding future shareholder advisory votes to approve executive compensation every year.

This proxy statement and the accompanying proxy card are first being delivered to shareholders on or about April 22, 2013.

Voting Securities

Our common stock, no par value per share, is our company’s only outstanding voting security. The Board of Directors has fixed the close of business on March 28, 2013 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Accordingly, each holder of record of common stock as of the record date is entitled to one vote for each share of common stock held. Shareholders do not have cumulative voting rights. As of March 28, 2013, there were 19,664,675 shares of common stock outstanding.

Voting Procedures

The holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for purposes of voting on a particular matter and conducting business at the Annual Meeting. Votes “for” and “against,” abstentions, shares that are withheld as to voting with respect to one or more of the director nominees, and shares held by a broker, as nominee, that are voted at the discretion of the broker on any matter will be considered to be present for purposes of determining whether a quorum exists. If a quorum is present at the beginning of the Annual Meeting, the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Brokers who are members of the New York Stock Exchange (the “NYSE”) and who hold shares of our common stock in street name for beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions. In contrast, certain items are considered “non-discretionary,” and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to such items. The proposal to elect directors, the proposal to approve executive compensation, and the proposal regarding the frequency of future shareholder advisory votes to approve executive compensation are “non-discretionary” items. Therefore, brokers that have not received voting instructions from beneficial owners with respect to these proposals may not vote in their discretion on behalf of such beneficial owners.

Under North Carolina law and our Bylaws, and assuming the existence of a quorum, directors are elected by a plurality of the votes cast by the shares of common stock present in person or by proxy and entitled to vote in the election of directors. Shares that are withheld as to voting with respect to a director nominee and shares held of record by a broker, as nominee, that are not voted will not be counted for purposes of electing directors.

Under our Bylaws, the proposal to ratify the appointment of BDO as the independent registered public accounting firm for the year ending December 31, 2013 will be approved if the number of shares voted in favor of such proposal exceeds the number of shares voted against the proposal. Abstentions will not count as votes cast and will not affect the outcome of this proposal.

With respect to the advisory (nonbinding) vote to approve executive compensation and the advisory (nonbinding) vote on the frequency of future shareholder advisory votes to approve executive compensation, such proposals will be approved if the votes cast for approval exceed the votes cast against approval for each proposal. Because your votes to approve executive compensation and the frequency of future shareholder advisory votes to approve executive compensation are advisory, neither vote will be binding upon the Board of Directors, neither vote will overrule any decision by the Board of Directors, and neither vote will create or imply any additional fiduciary duties on the Board of Directors or any of its members. However, the Compensation Committee of the Board of Directors will take into account the outcome of the votes when considering future executive compensation arrangements. Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

Under North Carolina law, our shareholders are not entitled to appraisal rights with respect to any of the proposals in this proxy statement.

Voting of Proxies

The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by our Corporate Secretary prior to the Annual Meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted “for” the election of the persons nominated to serve as the directors of our company and named in this proxy statement, “for” the proposal to ratify the appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2013, “for” the approval of executive compensation, “for” holding future shareholder advisory votes to approve executive compensation every year, and in such manner as the proxies named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to our Corporate Secretary, by attending the Annual Meeting and giving notice of his or her intention to vote in person, or by executing and delivering to us a proxy bearing a later date.

Expenses of Solicitation

We will bear the entire cost of the solicitation of proxies from our shareholders. Following the mailing of this proxy statement and the accompanying proxy card, our directors, officers, and employees may solicit proxies on behalf of our company in person, by telephone, or by other electronic means. We may reimburse persons holding shares for others in their names or in those of their nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of the Board of Directors, as provided by North Carolina law and our Bylaws. The Board of Directors establishes corporate policies and strategies and supervises the implementation and execution of those policies and strategies by our officers and employees. The directors are kept informed of our operations at meetings of the Board, through reports and analyses prepared by our management, and in discussions with our management.

Our Bylaws currently provide that the Board of Directors shall consist of not less than five nor more than 10 members and that at any time that it consists of nine or more members, the terms shall be staggered. The seven persons named below have been recommended by our Nominating and Governance Committee and approved by the Board to be nominated as candidates to serve on the Board of Directors until the 2014 Annual Meeting of Shareholders or until his or her successor is elected and qualified, or until his or her death, resignation, removal, or disqualification or until there is a decrease in the number of directors. The age and a brief biographical description of each director nominee are set forth below. The information appearing below and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to us by the nominees. Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the proxies named on the enclosed proxy card will vote for such other nominees and substitute nominees as designated by the Board of Directors.

Nominees for Election as Directors

Name	Age	Position(s) with Charles & Colvard, Ltd.	Director Since
George R. Cattermole	71	Chairman of the Board	May 2008
David B. Barr	49	Director	May 2011
H. Marvin Beasley	69	Director	November 2009
Anne M. Butler	64	Director	June 2012
Charles D. Lein, Ed.D.	71	Director	June 2009
Randall N. McCullough	60	Director, President and Chief Executive Officer	May 2010
Ollin B. Sykes	62	Director	May 2008

George R. Cattermole has served as a director of our company since May 2008 and as Chairman of the Board since February 2009. Mr. Cattermole also served as our Interim Chief Executive Officer from July 2009 through November 2009. From May 2005 to March 2012, Mr. Cattermole served as Chairman of the Board of Directors of Outlast Technologies Inc. (“OTI”), a Boulder, Colorado technology company that provides “phase change materials” to the fiber, textile, bedding, and apparel markets worldwide. In addition, Mr. Cattermole served as President and Chief Executive Officer of OTI from October 2000 to May 2005. After attending University of Santa Clara and University of Colorado, Mr. Cattermole joined E.I. DuPont in 1966 where he held a variety of operating, business leader, and corporate assignments, retiring in 1999 as head of Corporate Marketing. Our Board has determined that Mr. Cattermole’s leadership experiences, including service as our Chairman of the Board and our Interim Chief Executive Officer, and his background in global operations and marketing qualify him to serve on the Board of Directors.

David B. Barr has served as a director of our company since May 2011. Mr. Barr currently serves on the boards of various restaurant companies that are owner operators or franchisees, including Chairman of PMTD Restaurants LLC since September 1998, Chairman of the Board of Directors of Rita Restaurants LLC since May 2005, and as a member of the Board of Directors of Del Frisco’s Restaurant Group, LLC, Mrs. Fields Original Cookies, Inc., and Bistro Restaurant Group. Mr. Barr also currently serves on the Board of Directors of the International Franchise Association and the advisory board of the McIntire School of Commerce at the University of Virginia. Mr. Barr was previously the Executive Chairman of the Board of Samuels Jewelers from November 2000 to December 2007 and a member of the Board of Directors of Samuels Jewelers from January 2008 to December 2008. Since September 1998, Mr. Barr has provided consulting and valuation services for small- and mid-cap companies and investment firms. From June 1994 to September 1998, Mr. Barr served as Chief Financial Officer and then President and Chief Executive Officer of Great American Cookie Company, Inc. Mr. Barr began his career at Price Waterhouse in 1986. Our Board has determined that Mr. Barr’s extensive experience with retail and franchise businesses, as well as his service as Executive Chairman of Samuels Jewelers, qualifies him to serve on the Board of Directors.

H. Marvin Beasley has served as a director of our company since November 2009. In 2009, Mr. Beasley retired from retailing after 44 years. Mr. Beasley began his retailing career in 1965 as a store manager for Gunst Corporation, a startup catalog showroom operation in Richmond, Virginia. In 1973, Mr. Beasley joined Best Products Co., Inc. (“Best Products”) in Richmond, Virginia. During his 16 years at Best Products, Mr. Beasley served in many capacities, including 10 years as Vice President of Jewelry Merchandising and Supply Chain Management. In 1989, Mr. Beasley joined Helzberg Diamond Shops (“Helzberg”) as Senior Vice President of Merchandising and was promoted in 2000 to President/Chief Operating Officer. In 2004, Mr. Beasley was promoted to Chief Executive Officer and served until his retirement in 2009. Mr. Beasley is a National Jeweler Retailer Hall of Fame inductee and has served on many boards including Jewelers of America and Jewelers for Children. Our Board has determined that Mr. Beasley’s extensive experience in the retail jewelry industry, including service as the Chief Executive Officer at Helzberg, qualifies him to serve on the Board of Directors.

Anne M. Butler has served as a director of our company since June 2012. As a leading executive in the direct selling industry, Ms. Butler has successfully run global businesses for Avon Products, Inc. (“Avon”), Aloette Cosmetics, Mary Kay Cosmetics, Inc. (“Mary Kay”), and PartyLite Gifts, Inc. (“PartyLite”). Ms. Butler started her career with Avon, where she held a variety of progressive assignments across marketing, sales, new market expansion, and new business development while serving as Director of Marketing in Spain, Vice President of Avon Fashions in Brazil, and as General Manager, Avon Fashions for Continental Europe. At Mary Kay, Ms. Butler served as President of the Western and Central Europe business and subsequently successfully expanded the European business at PartyLite where she advanced to President; PartyLite International. Ms. Butler was appointed Worldwide President of PartyLite in May 2007, a position she held until January 2012. Since then, Ms. Butler has served as CEO of Butler Advisors, while also serving as Senior Advisor to the Chairman of Blyth, Inc. (“Blyth”). She also served on the Board of ViSalus Sciences, the weight loss and fitness direct sales subsidiary of Blyth. Ms. Butler currently serves on the Board of the Direct Selling Education Foundation, and in June 2012 concluded two years of service as Vice Chairman of the Board of the Direct Selling Association. Our Board has determined that Ms. Butler’s leadership in several public direct sales companies, as well as her background in marketing and global operations, qualifies her to serve on the Board of Directors.

Charles D. Lein, Ed.D., has served as a director of our company since June 2009. In 2009, Dr. Lein retired from Stuller, Inc. (“Stuller”), a manufacturer and distributor of jewelry and jewelry-related products, where he had served as President and Chief Operating Officer since 1994. From 1982 to 1994, Dr. Lein served as Chairman, President and Chief Executive Officer of Black Hills Jewelry Manufacturing Co. in Rapid City, South Dakota, where he was responsible for all operations, including the development of substantial domestic and international markets and account relationships with thousands of independent jewelry retailers and almost all major retail jewelry chains. Prior to the jewelry industry, Dr. Lein held various positions in education, including Dean of the College of Business at Boise State University, and became the youngest state university president in the United States when he was appointed President of The University of South Dakota in 1977. Dr. Lein has served on a wide range of business and education boards including Albertson’s Inc., where he served for 28 years. Our Board has determined that Dr. Lein’s substantial experience in the jewelry industry, including his service as President and Chief Operating Officer of Stuller, and his broad range of past board memberships qualify him to serve on the Board of Directors.

Randall N. McCullough has served as our President and Chief Executive Officer since November 2009 and as a director of our company since May 2010. Prior to joining us, Mr. McCullough served as President and Chief Executive Officer of Samuels Jewelers, Inc. (“Samuels Jewelers”) from 1998 to 2009. He began at Samuels Jewelers as Senior Vice President of Merchandising and Marketing in 1997. Prior to Samuels Jewelers, Mr. McCullough was President and Chief Executive Officer of Silverman’s Factory Jewelers, a retail jewelry chain. Mr. McCullough began his career with A.A. Friedman Company, a privately held retail jewelry store chain that grew from 23 stores to over 120 stores during his tenure. Mr. McCullough is a National Jeweler Retailer Hall of Fame inductee and has served as Chairman of the Diamond Council of America, a Committee Chairman of the Gemological Institute of America, and a Director of the Jewelers Summit Advisory Council. Our Board has determined that Mr. McCullough’s knowledge and experience in the retail jewelry industry, including his service as President and Chief Executive Officer of Samuels Jewelers, qualifies him to serve on the Board of Directors.

Ollin B. Sykes has served as a director of our company since May 2008. Since 1984, he has served as the President of Sykes & Company, P.A., a regional accounting firm specializing in accounting, tax, and financial advisory services. Mr. Sykes earned his Bachelor of Science degree in accounting at Mars Hill College and is a Certified Public Accountant, a Certified Information Technology Professional, and a Certified Management Accountant. Mr. Sykes served as a director of Hampton Roads Bankshares, Inc. (NASDAQ: HMPR), a financial holding company operating in North Carolina, Maryland eastern shore, and Virginia, from December 2008 until December 31, 2010. He currently serves as a director of Bank of Hampton Roads, a wholly owned subsidiary of Hampton Roads Bankshares, Inc. Our Board has determined that Mr. Sykes’s background in accounting and finance and his accounting certifications qualify him to serve on the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE MATTERS

Independent Directors

In accordance with the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”), our Board of Directors must consist of a majority of “independent directors,” as determined in accordance with NASDAQ Rule 5605(a)(2). The Board has determined that current directors Mr. Barr, Mr. Beasley, Mr. Cattermole, Dr. Lein, and Mr. Sykes are independent directors in accordance with applicable NASDAQ listing rules. The Board performed a review to determine the independence of its members and made a subjective determination as to each member that no transactions, relationships, or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our company. In making these determinations, the Board reviewed the information provided by the directors with regard to each individual’s business and personal activities as they may relate to us and our management. In particular, the Board considered Mr. Cattermole’s service as Interim Chief Executive Officer during a portion of 2009 and the compensation he received for such service and determined that such service and compensation would not interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Steven M. Larkin, who tendered his resignation from the Board effective as of May 6, 2013 in connection with his appointment as our Chief Operating Officer effective as of May 6, 2013, was also determined by the Board to be an independent director in accordance with the NASDAQ listing rules.

Meetings of the Board of Directors

Pursuant to our Corporate Governance Standards, all directors are expected to attend meetings of the Board and their assigned committees. The Board of Directors meets on a regularly scheduled basis and met 11 times during the year ended December 31, 2012. Each incumbent director attended 75% or more of the aggregate of the number of meetings of the Board held during the period that individual was a director and the number of meetings of committees on which that director served that were held during the period of that director’s service. We also expect all directors to attend each annual meeting of shareholders. Seven directors, comprising all nominees for election at the 2012 Annual Meeting of Shareholders, attended the 2012 Annual Meeting of Shareholders.

Board Leadership Structure

The Board of Directors has determined that it is in the best interest of our company for our Chairman of the Board to be an independent director at this time. The Board believes that having an independent Chairman of the Board furthers the Board’s goal of providing effective, independent leadership and oversight of our company. Our Chairman of the Board’s responsibilities include establishing Board meeting agendas in collaboration with our Chief Executive Officer and presiding at meetings of the Board and shareholders. The Chief Executive Officer has general supervision, direction, and control of the business and affairs of our company in the ordinary course of its business.

To ensure free and open discussion and communication among the non-management directors, such directors meet regularly in executive session in conjunction with regularly scheduled meetings of the Board. The director who presides at these meetings is chosen by the independent directors. Executive sessions of the independent directors are to occur at least four times a year.

Board’s Role in Risk Oversight

We operate in a complex environment and are subject to a number of significant risks. The Board of Directors works with our senior management to manage the various risks we face. The role of the Board is one of oversight of our risk management processes and procedures; the role of our management is to implement those processes and procedures on a daily basis and to identify, manage, and mitigate the risks that we face. As part of its oversight role, the Board regularly discusses, both with and without management present, our risk profile and how our business strategy effectively manages and leverages the risks that we face.

To facilitate its oversight of our company, the Board of Directors has delegated certain functions (including the oversight of risks related to these functions) to Board committees. The Audit Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, the Compensation Committee evaluates the risks presented by our compensation programs and analyzes these risks when making compensation decisions, and the Nominating and Governance Committee evaluates whether the composition of the Board of Directors is appropriate to respond to the risks that we face. The roles of these committees are discussed in more detail below.

Although the Board of Directors has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board regarding its activities. These discussions enable the Board to monitor our risk exposure and evaluate our risk mitigation efforts.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees is governed by a formal written charter approved by the Board, copies of which are available on our website at www.charlesandcolvard.com. Each committee is composed solely of independent directors. The following is a brief description of the responsibilities of each of these standing committees and their composition.

Audit Committee

The Audit Committee, established in October 1997, represents and assists the Board in its general oversight of our company’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. The Audit Committee has the authority to, among other things, (i) appoint an independent registered public accounting firm to serve as our external auditor; (ii) review and discuss with such auditor the scope, timing, and results of its audit; (iii) review and discuss with management and the independent registered public accounting firm our internal control over financial reporting and related reports; (iv) review and approve all “related person” transactions, as that term is defined in Item 404 of Regulation S-K; and (v) review our annual financial statements and approve their inclusion in our Annual Report on Form 10-K. The Audit Committee, which held four meetings in 2012, is currently composed of Mr. Sykes (Chairperson), Mr. Barr, Mr. Beasley, and Dr. Lein.

The Board of Directors has determined that each of the members of the Audit Committee is an independent director in accordance with applicable NASDAQ listing rules and the additional independence rules for audit committee members promulgated by the Securities and Exchange Commission (the “SEC”). Each member is able to read and understand fundamental financial statements, including our company’s balance sheet, income statement, and cash flow statement. The Board of Directors has determined that Mr. Sykes, Mr. Barr, and Dr. Lein are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Compensation Committee

The Compensation Committee, established in October 1997, carries out the overall responsibility of the Board relating to executive compensation, evaluation, and development. The Compensation Committee has the authority to, among other things, (i) review and approve the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and set the Chief Executive Officer’s annual compensation, including salary, bonus, incentive compensation, and equity compensation; (ii) review and approve the evaluation process and compensation structure for our officers and approve their annual compensation, including salary, bonus, incentive compensation, and equity compensation, and any special or supplemental benefits; (iii) review and administer our company’s incentive and equity compensation plans and recommend changes in such plans to the Board as needed; and (iv) evaluate and make recommendations to the Board concerning the compensation for directors, including if applicable, equity-based compensation. Each of the members of the Compensation Committee is an independent director in accordance with NASDAQ listing rules.  The Compensation Committee, which held four meetings in 2012, is currently composed of Mr. Beasley (Chairperson), Mr. Barr, and Mr. Sykes. Although the Compensation Committee may delegate authority to subcommittees to fulfill its responsibilities when appropriate, no such authority was delegated during 2012.

In 2012, the Compensation Committee utilized the 2009-2010 National Association of Corporate Directors (“NACD”) Director Compensation Report to review and establish our company’s 2012 director compensation. The NACD report served as a market check to ensure that our director compensation was commensurate with director compensation at companies of similar industry and geographic region. The Compensation Committee did not engage an outside compensation consultant to assist in setting 2012 director compensation and did not consult with any executive officer in setting 2012 director compensation. In setting 2012 executive compensation, the Compensation Committee did not engage an outside compensation consultant but conducted its own review of market conditions and industry compensation practices among similarly situated companies. The Compensation Committee received input from the Chief Executive Officer in setting base salaries for executive officers and input from the Chief Executive Officer and Chief Financial Officer regarding a structure and potential payout amounts under the Charles & Colvard, Ltd. Corporate Incentive Plan (the “CIP”) for executive officers as well as other company employees. During 2012, the Compensation Committee engaged Foster Thomas, Inc. (“Foster Thomas”) to provide a comprehensive executive compensation analysis for our named executive officers in order to assist the Compensation Committee in structuring the 2013 compensation program and to provide guidance on future director compensation. Foster Thomas was also engaged to provide recommendations for 2013 performance metrics under the CIP.

Nominating and Governance Committee

The Nominating and Governance Committee, established in December 2003, is responsible for, among other things, (i) screening and recommending qualified candidates for election and appointment to the Board; (ii) recommending to the Board from time to time an appropriate organizational structure (including size and composition) for the Board; (iii) reviewing from time to time the appropriate qualifications, skills, and characteristics required of directors; (iv) developing procedures to receive and evaluate Board nominations received from shareholders and other third parties; (v) periodically reviewing and reassessing the adequacy of our company’s corporate governance; conflicts of interest; and business ethics policies, principles, codes of conduct, and guidelines; and formulating and recommending any proposed changes to the Board; and (vi) conducting an annual review of the effectiveness of the Board and its committees and presenting its assessment to the full Board. Each of the members of the Nominating and Governance Committee is an independent director in accordance with NASDAQ listing rules. The Nominating and Governance Committee, which held four meetings in 2012, was composed of Dr. Lein (Chairperson), Mr. Cattermole, and Mr. Larkin in 2012 and 2013, until Mr. Larkin’s resignation from the Board in connection with his appointment as Chief Operating Officer of the Company, effective May 6, 2013.

Director Nominations

Our Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Shareholders. These provisions state that nominations for election as a director must be made in writing and be delivered to or mailed and received at our principal executive office not fewer than 60 days and not more than 90 days prior to the anniversary date of the notice date with respect to the previous year’s annual meeting of shareholders. In the case of a special meeting or an annual meeting that is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, notice must be received no earlier than 90 days prior to such annual meeting or special meeting and no later than 60 days prior to such annual meeting or special meeting, or the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Chief Executive Officer will provide the Nominating and Governance Committee with a copy of any such notification received by us from a shareholder purporting to nominate a candidate for election as a director. Any shareholder wishing to submit a nomination for a director of our company should send the nomination to the Chief Executive Officer, Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560.

When submitting a nomination to us for consideration by the Nominating and Governance Committee, a shareholder must provide the following minimum information for each director nominee: (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of our company that are beneficially owned by such person, (iv) a description of all arrangements or understandings between the shareholder (or the beneficial owner, if any, on whose behalf such nomination is made) and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including, without limitation, such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected), and (vi) such additional information relating to such person as is deemed sufficient by the Board to establish that the person meets all minimum qualification standards or other criteria to serve as a director as may have been established by the Board or applicable law or listing standard. The shareholder also must provide the name and address, as they appear on our company’s books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf such proposal is made; the class and number of shares of our company that are beneficially owned by the shareholder and the beneficial owner on whose behalf the proposal is made; any material interest, direct or indirect, of the shareholder and such beneficial owner in such business; and a representation that the shareholder is a holder of record of shares of our company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting. Shareholder nominations for a director must be made in a timely manner and otherwise in accordance with our Bylaws and applicable law.

It is the policy of our company and the Nominating and Governance Committee to evaluate suggestions concerning possible candidates for election to the Board submitted to us, including those submitted by Board members, shareholders, and third parties. Criteria used by the Nominating and Governance Committee in its evaluation of all candidates for nomination are set forth in our Corporate Governance Standards and include, but are not limited to (i) judgment, character, expertise, skills, and knowledge useful to the oversight of our business; (ii) diversity of viewpoints, backgrounds, ages, experiences, and other demographics; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the candidate’s expertise, skills, knowledge, and experience with that of other Board members will build a Board that is effective, collegial, and responsive to the needs of our company. After this evaluation process is concluded, the Nominating and Governance Committee recommends nominees to the Board for further consideration and approval.

No fees have been paid to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. Mr. McCullough recommended Ms. Butler as a prospective candidate for nomination to the Board.

Shareholder Communication with the Board

As set forth in our Corporate Governance Standards, it is the policy of our company and the Board to encourage free and open communication between shareholders and the Board. Any shareholder wishing to communicate with the Board should send any communication to the Corporate Secretary, Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560. Any such communication must be in writing and must state the number of shares beneficially owned by the shareholder making the communication. Our Corporate Secretary will generally forward such communication to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication. This process is intended to provide shareholders one means of communicating with directors and is not intended to be exclusive.

Codes of Conduct

The Board of Directors has adopted two separate codes of conduct: a Code of Ethics for Senior Financial Officers that applies to persons holding the offices of the Chief Executive Officer, Chief Financial Officer, Treasurer, and Principal Accounting Officer of our company, and a Code of Business Conduct and Ethics that applies to all of our officers, directors, agents, and representatives (including consultants, advisors, and independent contractors). Each code is available on our website at www.charlesandcolvard.com. We intend to satisfy the disclosure requirement regarding any material amendment to a provision of either code that applies to the Chief Executive Officer, Chief Financial Officer, Treasurer, and Principal Accounting Officer by posting such information on our website. Any waivers of either code for any executive officer or director must be approved by the Board and will be disclosed on a Form 8-K filed with the SEC, along with the reasons for the waiver.

CERTAIN TRANSACTIONS AND LEGAL PROCEEDINGS

Mr. McCullough served as President and Chief Executive Officer of Samuels Jewelers from 1998 to 2009. On August 4, 2003, Samuels Jewelers filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Samuels Jewelers emerged from bankruptcy proceedings in April 2004.

In connection with Steven M. Larkin’s appointment as our Chief Operating Officer, we entered into an employment agreement with Mr. Larkin effective as of May 6, 2013. The employment agreement has a term of one year and renews automatically on an annual basis. Under the terms of his employment agreement, Mr. Larkin will receive an initial annual base salary of $300,000. In addition, Mr. Larkin will receive an initial stock option award to purchase 100,000 shares of stock of our company and an initial award of 100,000 shares of restricted stock of our company, with each award vesting in four equal installments of one-fourth on each of the grant date and the first, second, and third anniversary of the grant date. Mr. Larkin also will be eligible for a bonus opportunity in 2013 under the CIP of up to 75% of his base salary and receive a relocation allowance of up to $35,000, reimbursement of commuting expenses for lodging and travel during the first three months of his employment, and such benefits as are made available to our other employees, including, but not limited to, life, medical, and disability insurance, as well as retirement benefits. Also in connection with Mr. Larkin’s appointment as our Chief Operating Officer and resignation as a member of our Board of Directors, the Board determined that Mr. Larkin’s service as the Chief Operating Officer will replace the requirement under the director compensation policy that Mr. Larkin be serving on the Board on the date of the Annual Meeting in order for the restrictions on his outstanding restricted stock award for 12,531 shares to lapse.

For a description of our consulting arrangements with Ms. Butler, please see “Executive Compensation—2012 Director Compensation—Consulting Arrangements with Anne M. Butler.” During 2011, we were not a participant in or a party to any related person transactions requiring disclosure under the SEC’s rules.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing our overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2012, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2012 with management and BDO USA, LLP, our independent registered public accounting firm;

•
Discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and discussed with BDO USA, LLP its independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

This Report is submitted by the Audit Committee.
Mr. Ollin B. Sykes, Chairperson
Mr. David B. Barr
Mr. H. Marvin Beasley
Dr. Charles D. Lein

INFORMATION CONCERNING EXECUTIVE OFFICERS

Certain information regarding our executive officers is set forth below. Executive officers are appointed by the Board of Directors to hold office until their successors are duly appointed and qualified, or until their resignation, retirement, death, removal, or disqualification. The information appearing below and certain information regarding beneficial ownership of securities by certain executive officers contained in this proxy statement has been furnished to us by the executive officers. Information regarding Mr. McCullough is included in the director nominee profiles set forth above.

Name	Age	Title	Executive Officer Since
Randall N. McCullough	60	President and Chief Executive Officer	November 2009
Timothy L. Krist	45	Chief Financial Officer and Treasurer	June 2009
Thomas G. Pautz	47	President, Wholesale Division	December 2009
Steven M. Larkin(1)	54	Chief Operating Officer	—

(1)	Mr. Larkin was appointed as our Chief Operating Officer effective as of May 6, 2013.

Timothy L. Krist has served as our Chief Financial Officer and Treasurer since June 2009. Mr. Krist previously served as Chief Financial Officer of Smart Online, Inc., a publicly traded company that develops and markets software products and services targeted to small businesses that are delivered via a Software-as-a-Service model, from July 2008 to May 2009. Prior to his employment at Smart Online, Inc., Mr. Krist was employed by KB Home, a national homebuilder, as Director of Finance from January 2006 to June 2008 and as Finance Manager from August 2004 to December 2005. Mr. Krist has also worked with the public accounting firm of Deloitte & Touche LLP, where he was a Senior Auditor. He holds a Bachelor of Science degree in Accountancy from Miami University and a Master of Business Administration degree from Arizona State University.

Thomas G. Pautz has served as our President, Wholesale Division since March 2013. Mr. Pautz served as our Vice President, Sales & Marketing from October 2009 to March 2013. Prior to joining us, Mr. Pautz served as Vice President-U.S. Sales of KTL, a Hong Kong-based jewelry manufacturer with operations in China, from 2002 to 2009. From 1997 to 2002, Mr. Pautz served as Vice President, Sales & Marketing of Jewelstar, a U.S.-based jewelry manufacturer that was acquired by A&A Jewelers, a Toronto, Ontario-based jewelry manufacturer, in 2000. Mr. Pautz holds a Bachelor of Science degree from the University of Minnesota.

Steven M. Larkin was appointed as our Chief Operating Officer effective as of May 6, 2013. Mr. Larkin served as a director of our company beginning in February 2011 and has resigned from the Board effective as of May 6, 2013. From January 2010 to April 2013, Mr. Larkin served as Senior Vice President, Direct, of Golfsmith International Holdings, Inc. (“Golfsmith”), a specialty retailer of golf and tennis equipment, apparel, and accessories. From November 2009 to January 2010, he was a consultant to Golfsmith. From August 2008 to June 2009, Mr. Larkin served as Executive Vice President, Chief Marketing and E-Commerce Officer at Zale Corporation, a specialty retailer of diamonds and other jewelry products. He was Zale Corporation’s Senior Vice President, Brand Marketing and E-Commerce, from February 2008 to August 2008 and its Senior Vice President, Direct to Consumer, from January 2006 to February 2008. Before joining Zale Corporation, Mr. Larkin served in a variety of e-commerce and marketing-related executive positions with various companies in the retail industry for over 20 years, including ShopNBC, The Fingerhut Corporation, and Federated Department Stores/Macy’s, Inc.

EXECUTIVE COMPENSATION

The following tables and narrative discussion summarize the compensation we paid for services in all capacities rendered to us during the years ended December 31, 2012 and 2011 by our principal executive officer and all other persons who served as “named executive officers” during fiscal 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Randall N. McCullough	2012	$335,000	$25,125	$-	$35,550	$-	$4,986	$400,661
President and Chief Executive Officer	2011	335,000	100	491,300	213,812	50,252	7,386	1,097,850
Timothy L. Krist	2012	220,000	16,500	-	23,347	-	7,320	267,167
Chief Financial Officer and Treasurer	2011	220,000	100	-	97,225	33,000	7,108	357,433
Thomas G. Pautz	2012	213,769	100,000	-	21,224	-	-	334,993
President, Wholesale Division(3)	2011	200,000	100	-	169,888	30,002	36	400,026

(1)
The amounts shown in these columns reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”), of the restricted stock awards or option awards, as applicable, granted to each of our named executive officers. The assumptions made in determining these values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 29, 2013.

(2)	Reflects short-term incentive awards earned under the CIP as described below under “Corporate Incentive Plan.”

(3)	Mr. Pautz was appointed as our President, Wholesale Division effective as of March 12, 2013. Mr. Pautz served as our Vice President, Sales & Marketing from October 2009 to March 2013.

Agreements Involving Named Executive Officers

Randall N. McCullough

In connection with Randall N. McCullough’s appointment as President and Chief Executive Officer, we entered into an employment agreement with Mr. McCullough effective as of November 5, 2009. The employment agreement has a term of one year and renews automatically on an annual basis. Under the terms of his employment agreement, Mr. McCullough received an initial annual base salary of $325,000. Beginning in 2010 and for each year thereafter for the term of his employment agreement, Mr. McCullough is entitled to compensation under a mutually agreed upon incentive bonus plan up to 75% of his existing salary, based upon our performance toward achieving targets in a business plan and budget submitted by Mr. McCullough and approved by the Board. In addition, on November 5, 2009, Mr. McCullough was granted an incentive stock option to purchase 189,252 shares of our common stock at an exercise price of $0.58 per share. The option vested over a three-year period, with 25% of the award vesting on the grant date and 25% of the award vesting on each of the following three anniversary dates of the grant date. The employment agreement also provides that Mr. McCullough is entitled to additional incentive stock option grants for 100,000 shares of our common stock on each of the first two anniversary dates of employment with an identical vesting schedule. Mr. McCullough is entitled to receive such benefits as are made available to our other executives, including, but not limited to, life, medical, and disability insurance, retirement benefits, and such vacation as is provided to our other executives.

If Mr. McCullough’s employment is terminated by us by notice of non-renewal or without just cause (as defined in his employment agreement), Mr. McCullough will continue to receive his base salary at the time of termination for a period of one year from such termination, so long as he complies with certain covenants in his employment agreement.

If our company experiences a change of control (as defined in his employment agreement), Mr. McCullough may voluntarily terminate his employment for good reason (as defined in his employment agreement) within one year after such change of control and be entitled to receive in a lump sum any compensation due but not yet paid through the date of termination and an amount equal to his base salary at the time of termination for a period of one year from such termination. Any equity-based incentive compensation will fully vest and be immediately exercisable upon a change of control.

During his employment with us and for a period of one year following termination of his employment, Mr. McCullough is prohibited from competing with us or attempting to solicit our customers or executives.

Timothy L. Krist

In connection with Timothy L. Krist’s appointment as Chief Financial Officer and Treasurer, we entered into an employment agreement with Mr. Krist effective as of June 23, 2009. The employment agreement has a term of one year and renews automatically on an annual basis. Under the terms of his employment agreement, Mr. Krist received an initial annual base salary of $215,000. In addition, Mr. Krist is entitled to participate in such incentive equity, cash, and other plans as may be approved by the Board of Directors from time to time for members of management, which included an initial award of 60,000 shares of restricted stock of our company, with all restrictions lapsing on June 15, 2010. Mr. Krist also has the right to receive such benefits as are made available to our other employees, including, but not limited to, life, medical, and disability insurance, retirement benefits, and such vacation as is provided to our other employees.

If Mr. Krist’s employment is terminated by us by notice of non-renewal or without just cause (as defined in his employment agreement), Mr. Krist will continue to receive his base salary at the time of termination for a period of one year from such termination, so long as he complies with certain covenants in his employment agreement. We will also pay Mr. Krist’s insurance plan premiums under the Consolidated Omnibus Budget Reconciliation Act to continue his and his family’s health insurance coverage for all periods that Mr. Krist receives his termination compensation.

If our company experiences a change of control (as defined in his employment agreement) and Mr. Krist voluntarily terminates his employment for good reason (as defined in his employment agreement) within one year after such change of control, we will (i) pay Mr. Krist in a lump sum any compensation due but not yet paid through the date of termination and an amount equal to his base salary at the time of termination for a period of one year from such termination and (ii) pay Mr. Krist’s insurance plan premiums under the Consolidated Omnibus Budget Reconciliation Act to continue his and his family’s health insurance coverage for a period of one year, and any unvested equity-based incentive compensation award will immediately vest and become exercisable. Upon the termination of his employment with us, Mr. Krist is prohibited from competing with us or attempting to solicit our customers or employees for a period of one year.

Thomas G. Pautz

On October 12, 2009, we entered into an employment agreement with Thomas G. Pautz. The employment agreement has a term of one year and renews automatically on an annual basis. Under the terms of his employment agreement, Mr. Pautz received an initial annual base salary of $150,000. In addition, Mr. Pautz received an initial stock option award to purchase 30,000 shares of stock of our company, vesting annually over a two-year period, and is entitled to participate on an annual basis in such incentive equity, cash, and other plans as may be approved by the Board of Directors from time to time for members of management up to 100% of his base salary. Mr. Pautz also has the right to receive such benefits as are made available to our other employees, including, but not limited to, life, medical, and disability insurance, retirement benefits, and such vacation as is provided to our other employees. If it is decided that Mr. Pautz should relocate to Raleigh, North Carolina, we will provide reasonable reimbursement of moving expenses.

If Mr. Pautz’s employment is terminated by us by notice of non-renewal or without just cause (as defined in his employment agreement), Mr. Pautz will continue to receive his base salary at the time of termination for a period of one year from such termination, so long as he complies with certain covenants in his employment agreement.

If our company experiences a change of control (as defined in his employment agreement) and Mr. Pautz voluntarily terminates his employment for good reason (as defined in his employment agreement) within one year after such change of control, we will pay Mr. Pautz in a lump sum any compensation due but not yet paid through the date of termination and an amount equal to his base salary at the time of termination for a period of one year from such termination, and any unvested equity-based incentive compensation award will immediately vest and become exercisable. Upon the termination of his employment with us, Mr. Pautz is prohibited from competing with us or attempting to solicit our customers or employees for a period of one year.

Corporate Incentive Plan

The CIP, adopted in early 2010, is designed to provide incentives for the successful execution of both short- and long-term plans that (i) provide significant revenue growth; (ii) maintain and increase the profitability of our company; and (iii) develop the human, fiscal, and physical capacity to enable us to accelerate and maintain growth into the indefinite future. The CIP covers employees who have been recommended by our Chief Executive Officer and expressly designated as eligible employees under the CIP for a given fiscal year by the Compensation Committee. All employees of the Company were designated as eligible employees for fiscal 2012.

The CIP provides for a short-term incentive opportunity payable as a cash award and a long-term incentive opportunity payable as an equity award in the form of stock options issued under the 2008 Stock Incentive Plan (the “2008 Plan”). Each type of award is calculated based on a percentage of each eligible employee’s total base salary. Awards are determined based on the achievement of different levels of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) as set by the Compensation Committee of the Board of Directors. A threshold level of EBITDA as determined by the Compensation Committee must be met before any cash or equity awards are earned under the CIP. For our executive officers, threshold and maximum cash and equity award opportunities will be set annually by the Compensation Committee based on a certain percentage of each executive officer’s base salary.

Equity awards under the CIP are calculated by dividing the award amount by the closing price of our common stock on the grant date. Equity awards are subject to a vesting schedule of 25% upon the grant date and 25% over each of the following three years, subject to the eligible employee remaining in service to us as an employee, consultant, or director on each of the vesting dates.

Unless otherwise approved by the Compensation Committee, eligible employees must be employed on the date awards are made in order to receive a payout for an award under the CIP. Awards are to be made as soon as practicable upon approval by the Board.

No cash or equity awards were earned under the CIP for 2012 performance since the threshold level of EBITDA as determined by the Compensation Committee was not met. The Summary Compensation Table above reflects cash awards under the CIP for 2011 performance and stock option awards under the CIP for 2010 performance. For our company’s 2011 performance, each named executive officer received a stock option award under the CIP with a grant date of March 5, 2012 and an exercise price of $4.48 per share in the following amounts: Mr. McCullough, 11,216 shares; Mr. Krist, 7,366 shares; and Mr. Pautz, 6,696 shares.

2012 Discretionary Bonuses and Stock Awards

Mr. Pautz received a discretionary cash bonus of $100,000 and a stock option award to purchase 50,000 shares of stock of our company, with a grant date of March 12, 2013 and an exercise price of $3.59 per share that vests in four equal annual installments beginning on March 12, 2013. These awards were granted in recognition of the work performed by Mr. Pautz in 2012 to grow our wholesale division.

Mr. McCullough received a discretionary cash bonus of $25,125 and a stock option award to purchase 6,594 shares of stock of our company, with a grant date of April 16, 2013 and an exercise price of $3.81 per share that vests in four equal annual installments beginning on April 16, 2013. Mr. Krist received a discretionary cash bonus of $16,500 and a stock option award to purchase 4,330 shares of stock of our company, with a grant date of April 16, 2013 and an exercise price of $3.81 per share that vests in four equal annual installments beginning on April 16, 2013. The awards to Mr. McCullough and Mr. Krist were granted in recognition of their leadership in the development and growth of our e-commerce and home party direct sales businesses, as well as the growth of our wholesale division.

The discretionary cash bonuses awarded to our named executive officers are reflected in the Summary Compensation Table above, but the stock option awards will be recognized as compensation for 2013.

Outstanding Equity Awards at 2012 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
Randall N. McCullough	11/5/2009	189,252	-	$0.58	11/5/2019
	11/5/2010	75,000	25,000	2.13	11/5/2020
	3/7/2011	5,283	5,284	3.46	3/7/2021
	5/2/2011					102,000	$399,840
	11/5/2011	50,000	50,000	2.68	11/5/2021
	3/5/2012	2,804	8,412	4.48	3/5/2022

Timothy L. Krist	3/7/2011	19,995	19,995	3.46	3/7/2021
	3/5/2012	1,841	5,525	4.48	3/5/2022

Thomas G. Pautz	11/11/2009	30,000	-	0.69	11/11/2019
	3/7/2011	34,938	34,939	3.46	3/7/2021
	3/5/2012	1,674	5,022	4.48	3/5/2022

(1)
Option awards vest in four equal installments of one-fourth on each of the grant date and the first, second and third anniversary of the grant date, subject to the officer’s continued service to our company as of such dates.

(2)
The restrictions on the stock award lapse in five equal installments of one-fifth on each of the grant date and the first, second, third, and fourth anniversary of the grant date, subject to the officer’s continued service to our company as of such dates.

(3)	The market value of shares that have not vested is based on a price of $3.92 per share (the closing price of our common stock as reported by NASDAQ on December 31, 2012).

Termination and Change of Control Arrangements

As discussed above in “Agreements Involving Named Executive Officers,” we have entered into agreements with our named executive officers that provide for payments and benefits under specified circumstances to such named executive officers upon termination of employment and/or if we experience a change of control. In addition, the 2008 Plan provides for adjustments to or accelerated vesting of equity awards under specified circumstances, as described below.

The 2008 Plan provides that, in the event of a change of control of our company (as defined in the 2008 Plan), the Compensation Committee (taking into account any Internal Revenue Code Section 409A considerations) has sole discretion to determine the effect, if any, on an award, including, but not limited to, the vesting, earning, and/or exercisability of an award. The Compensation Committee’s discretion includes, but is not limited to, the determination that an award will vest, be earned, or become exercisable in whole or in part (and discretion to determine that exercise of an award must occur, if at all, within time period(s) specified by the Compensation Committee, after which time period(s) the award will, unless the Compensation Committee determines otherwise, terminate), will be assumed or substituted for another award, will be cancelled without the payment of consideration, will be cancelled in exchange for a cash payment or other consideration, and/or that other actions (or no action) will be taken with respect to the award. The Compensation Committee also has discretion to determine that acceleration or any other effect of a change of control on an award will be subject to both the occurrence of a change of control event and termination of employment or service of the participant. Any such determination of the Compensation Committee may be, but is not required to be, stated in an individual award agreement.

2012 DIRECTOR COMPENSATION

The following table and narrative discussion summarize the compensation paid to our non-employee directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
David B. Barr	$32,050	$50,000	$-		$82,050
H. Marvin Beasley	34,250	50,000	-		84,250
Anne M. Butler(2)	23,000	50,000	30,000	(3)	103,000
George R. Cattermole	43,100	55,000	-		98,100
Steven M. Larkin	35,100	50,000	-		85,100
Charles D. Lein, Ed.D.	36,500	50,000	-		86,500
Ollin B. Sykes	35,250	50,000	-		85,250

(1)
The amounts shown in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 of the restricted stock awards granted to each of our directors. The assumptions made in determining these values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 29, 2013. As of December 31, 2012, the aggregate number of unvested shares of restricted stock outstanding for each director was as follows: Mr. Barr, 12,531 shares; Mr. Beasley, 12,531 shares; Ms. Butler, 13,404 shares; Mr. Cattermole, 13,784 shares; Mr. Larkin, 12,531 shares; Dr. Lein, 12,531 shares; and Mr. Sykes, 12,531 shares.

(2)	Ms. Butler was appointed to the Board on June 12, 2012.

(3)	Comprises consulting fees paid to Ms. Butler.

Director Compensation Policy

Our director compensation policy provides that each designated independent member of the Board will receive (i) an annual retainer of $18,000, except for the Chairman of the Board, who will receive an annual retainer of $25,000, to be pro-rated as applicable; (ii) upon appointment to the Board to fill a vacancy, a restricted stock award with a grant date value determined by the Board as appropriate considering the time remaining before re-election; (iii) a restricted stock award upon annual re-election as a director with a grant date value of $50,000, except for the Chairman of the Board, who will receive a restricted stock award with a grant date value of $55,000; and (iv) a per meeting fee ranging from $200 to $1,000, depending on whether the meeting is in person or telephonic, the duration of the meeting, and whether substantive preparation is required for the meeting, except that the Chairperson of the Audit Committee may receive $2,000 for certain Audit Committee meetings. Restrictions on restricted stock awards lapse on the date of the next annual meeting of shareholders following the grant date if the director is still serving on the Board on that date. Board and committee fees are capped at $2,750 per day for each director who serves on multiple committees.

In connection with Mr. Larkin’s appointment as our Chief Operating Officer and resignation as a member of the Board, the Board determined that Mr. Larkin’s service as the Chief Operating Officer will replace the requirement under the director compensation policy that Mr. Larkin be serving on the Board on the date of the Annual Meeting in order for the restrictions on his outstanding restricted stock award for 12,531 shares to lapse.

Consulting Arrangements with Anne M. Butler

On September 28, 2012, we entered into a Consultant Agreement (the “Consultant Agreement”) with Ms. Butler, under which Ms. Butler provides to us consulting services to develop and oversee the process and growth of our Lulu AvenueTM home party business. Under the Consultant Agreement, Ms. Butler receives $1,500 per day for providing such services two days per week for a maximum of eight days per month unless either party notifies the other of the need to increase or decrease such daily allotments that may be required to achieve successful results of set goals. The Consultant Agreement has a term of one year and renews automatically on an annual basis.

Beginning in January 2013, we also provide Ms. Butler with corporate housing to use when she is providing services under the Consultant Agreement. The daily rental rate for such housing is $110.00 plus tax under a six-month lease.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012 with respect to compensation plans (including any individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	1,147,847	(2)	$2.31	2,289,565	(3)

Equity compensation plans not approved by security holders	-		$-	-

Total	1,147,847		$2.31	2,289,565

(1)	Refers to shares of our company’s common stock.

(2)	Includes shares issuable upon exercise of outstanding stock options under the following plans: 1997 Omnibus Stock Plan, 25,685 shares; 2008 Plan, 1,122,162 shares.

(3)	Includes shares remaining for future issuance under the 2008 Plan, all of which are available for issuance in the form of restricted stock or other stock-based awards.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of common stock as of March 28, 2013 by (i) each person known by us to own beneficially more than five percent of our company’s outstanding shares of common stock; (ii) each director and director nominee of our company; (iii) each named executive officer of our company; and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Class
Artis Capital Management, L.P.(3)	2,327,552	11.8%
One Market Plaza Steuart Tower, Floor 27 San Francisco, CA 94105
Robert S. Thomas(4)	999,702	5.1
3610 Baron Monck Pass Raleigh, NC 27612
Goldman Capital Management Inc.(5) 767 Third Ave. New York, NY 10017	990,097	5.0
Ollin B. Sykes(6)	949,476	4.8
Randall N. McCullough(7)	544,285	2.7
George R. Cattermole(8)	422,582	2.1
Dr. Charles D. Lein(9)	182,133	*
H. Marvin Beasley(10)	106,577	*
Timothy L. Krist(11)	99,675	*
Thomas G. Pautz(12)	98,255	*
Steven M. Larkin(13)	34,957	*
David B. Barr(14)	29,480	*
Anne M. Butler(15)	25,404	*
Directors and Executive Officers as a Group (10 persons)(16)	2,492,824	12.4

* Indicates less than one percent

(1)	Unless otherwise indicated, the address of each person is 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560.

(2)
Based upon 19,664,675 shares of common stock outstanding on March 28, 2013. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of March 28, 2013 through the exercise of any stock options or other rights. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based upon a Schedule 13G/A filed February 14, 2013 with the SEC in which Artis Capital Management, L.P. (“Artis”) reported sole voting and dispositive power over these shares. Artis is a registered investment adviser and is the investment adviser of investment funds that directly hold the shares for the benefit of the investors in those funds. Artis Capital Management, Inc. (“Artis Inc.”) is the general partner of Artis. Stuart Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis Inc. and Mr. Peterson disclaims beneficial ownership of the shares.

(4)	Based upon a Schedule 13D/A filed February 14, 2012 with the SEC by Mr. Thomas.

(5)	Based upon a Schedule 13G filed November 15, 2011 with the SEC in which Goldman Capital Management Inc. reported sole voting power over these shares.

(6)
Includes (i) 4,787 shares owned by Mr. Sykes’s spouse, over which Mr. Sykes has voting and investment power; (ii) 918 shares held by Sykesco Investment Partners, over which Mr. Sykes has shared voting and investment power; (iii) 12,531 shares held by Mr. Sykes pursuant to a restricted stock award as to which restrictions had not lapsed as of March 28, 2013; (iv) 602,367 shares held by the Sykes & Company Profit Sharing Plan and Trust, of which Mr. Sykes is the trustee; and (v) 300,476 shares held in a margin account.

(7)
Includes (i) 25,000 shares of common stock held in a family limited partnership, over which Mr. McCullough has shared voting and investment power; (ii) 327,785 shares subject to options exercisable within 60 days of March 28, 2013; and (iii) 102,000 shares held by Mr. McCullough pursuant to a restricted stock award as to which restrictions had not lapsed as of March 28, 2013.

(8)	Includes 13,784 shares held by Mr. Cattermole pursuant to a restricted stock award as to which restrictions had not lapsed as of March 28, 2013.

(9)
Includes (i) 148,325 shares of common stock held jointly by Dr. Lein and his spouse, over which Dr. Lein has shared voting and investment power; and (ii) 12,531 shares held by Dr. Lein pursuant to a restricted stock award as to which restrictions had not lapsed as of March 28, 2013.

(10)
Includes (i) 10,000 shares of common stock held jointly by Mr. Beasley and his spouse, over which Mr. Beasley has shared voting and investment power; and (ii) 12,531 shares held by Mr. Beasley pursuant to a restricted stock award as to which restrictions had not lapsed as of March 28, 2013.

(11)	Includes 33,675 shares of common stock subject to options exercisable within 60 days of March 28, 2013.

(12)	Includes 98,255 shares of common stock subject to options exercisable within 60 days of March 28, 2013.

(13)	Includes 12,531 shares held by Mr. Larkin pursuant to a restricted stock award as to which restrictions had not lapsed as of March 28, 2013.

(14)	Includes 12,531 shares held by Mr. Barr pursuant to a restricted stock award as to which restrictions had not lapsed as of March 28, 2013.

(15)	Includes 13,404 shares held by Ms. Butler pursuant to a restricted stock award as to which restrictions had not lapsed as of March 28, 3013.

(16)
For all current directors and executive officers as a group, includes a total of 459,715 shares subject to options exercisable within 60 days of March 28, 2013 and 191,843 shares held pursuant to restricted stock awards as to which restrictions had not lapsed as of March 28, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain officers and persons who own more than 10% of our outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a practical matter, we assist our directors and officers by completing and filing Section 16(a) reports on their behalf based on information they provide to us. Based solely on a review of the reports that were filed and written representations that such reports accurately reflect all reportable transactions and holdings, we believe that all forms required to be filed by Section 16(a) during 2012 were filed on a timely basis except that George R. Cattermole, our Chairman of the Board, failed to timely file a Form 4 for 924 shares of stock he acquired on August 31, 2012 and 3,200 shares of stock he disposed of on August 24, 2012.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP (“BDO”) as our company’s independent registered public accounting firm for the year ending December 31, 2013, subject to ratification by our shareholders. Although shareholder ratification of the appointment of BDO is not required by law, we desire to solicit such ratification as a matter of good corporate governance. If the appointment of BDO is not approved by a majority of the shares cast at the Annual Meeting, the Audit Committee will consider the appointment of another independent registered public accounting firm for fiscal 2013. BDO has acted as our independent registered public accounting firm since December 2010. Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Principal Accountant Fee Information

For the fiscal years ended December 31, 2011 and 2012, fees billed for services provided by BDO are as follows:

	Amount of Fee
Type of Service	2011	2012
Audit Fees	$143,000	$151,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Totals	$143,000	$151,000

Audit Fees. This category includes fees billed for the fiscal years shown for professional services for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes fees billed in the fiscal years shown for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the category “Audit Fees.” There were no audit-related fees billed to us in 2011 or 2012.

Tax Fees. This category includes fees billed in the fiscal years shown for professional services for tax compliance, tax advice, and tax planning. There were no tax fees billed to us in 2011 or 2012.

All Other Fees. This category includes fees billed in the fiscal years shown for products and services provided by the principal accountant that are not reported in any other category. There were no other fees billed to us in 2011 or 2012.

The Board has adopted an Audit Committee Pre-Approval Policy. Pursuant to the Pre-Approval Policy, all new projects (and fees) relating to our independent registered public accounting firm either must be authorized in advance under the general pre-approval guidelines set forth in the Pre-Approval Policy or specifically approved in advance by the full Audit Committee. General pre-approval under the policy is provided for 12 months (unless the Audit Committee specifically provides for a different period), is limited to certain projects listed in the policy, and is subject to meeting a specific budget for each project, which budget is contained in the policy. Any project that falls within the scope of the general pre-approval guidelines but exceeds the budgetary limit up to $10,000 may be approved by the Chairperson of the Audit Committee or his or her designee, while all other projects must be specifically approved by the full Audit Committee. There were no new projects authorized in 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

PROPOSAL 3

ADVISORY (NONBINDING) APPROVAL OF EXECUTIVE COMPENSATION

Our executive compensation program is designed to attract and retain the executive talent essential to the achievement of our strategic and operational goals and the achievement of increased shareholder value. We believe that our compensation policies and procedures reward executive officers for both their performance and our company’s performance, and we believe such compensation policies and procedures create interests for our executive officers that are strongly aligned with the long-term interests of our shareholders.

As required by Section 14A of the Exchange Act, we are providing our shareholders with an advisory (nonbinding) vote to approve the compensation of our executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a shareholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative disclosure.”

When you cast your vote, we urge you to consider the description of our executive compensation program contained in this proxy statement, including in the compensation tables and narrative disclosure, as well as the following factors:

•	Compensation decisions for our Chief Executive Officer and other named executive officers are made by a committee of independent directors.

•
A substantial portion of our executive officers’ compensation is in the form of equity, which aligns our executive officers’ interests with those of our shareholders and incentivizes our executive officers to create shareholder value.

•
The Compensation Committee attempts to set challenging threshold levels of EBITDA under the CIP, as demonstrated by the fact that no cash or equity awards were earned under the CIP for 2012 performance. At the same time, the Compensation Committee recognizes the entrepreneurial stage of two of our businesses and the need to incentivize our executive officers to develop and grow these businesses while maintaining strong performance in our core wholesale division, which the Compensation Committee believed necessitated the discretionary awards for our executive officers’ 2012 performance.

Because your vote is advisory, it will not be binding upon the Board, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties on the Board or any of its members. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY (NONBINDING) APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL 4

ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

As discussed in Proposal 3 above, we are providing our shareholders an advisory (nonbinding) vote on the compensation of our executive officers. The advisory vote described in Proposal 3 above is referred to as a “Say-on-Pay” vote. In Proposal 4, we are asking our shareholders to determine, on an advisory (nonbinding) basis, whether the preferred frequency of a Say-on-Pay advisory vote should be every year, every two years, or every three years. Section 14A of the Exchange Act requires that we submit this proposal on the frequency of the Say-on-Pay vote to our shareholders at least once every six years.

You may cast your advisory vote on whether the Say-on-Pay vote will occur every one, two, or three years, or you may abstain from voting in response to the resolution set forth below:

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of our named executive officers as set forth in this proxy statement should be every year, every two years, or every three years.”

Because your vote is advisory, it will not be binding upon the Board, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties on the Board or any of its members. However, we will take into account the outcome of the vote when making future decisions regarding the frequency of future Say-on-Pay votes. In Proposal 4, you are not voting “for” or “against” any proposal or recommendation by the Board but, rather, you are voting for the option (every one, two, or three years) you believe is the most appropriate.

The Board recommends that shareholders vote in favor of holding our Say-on-Pay advisory vote to approve executive compensation every year. In making this recommendation, our Board considered the relevant merits of each of the three frequency alternatives. The Board believes that holding the Say-on-Pay advisory vote every year will allow our shareholders to provide timely, direct input on our executive compensation policies and procedures as disclosed in the proxy statement each year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” (AS OPPOSED TO TWO YEARS OR THREE YEARS) FOR THE FREQUENCY OF FUTURE SHAREHOLDER VOTES TO APPROVE EXECUTIVE COMPENSATION.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the proxies named on the enclosed proxy card to vote said proxy in accordance with their judgment in such matters.

SHAREHOLDER PROPOSALS

Under certain conditions, shareholders may request us to include a proposal for action at a forthcoming meeting of our shareholders in the proxy materials for such meeting. All shareholder proposals intended to be presented at our 2014 Annual Meeting of Shareholders must be received by us no later than December 23, 2013 for inclusion in the proxy statement and proxy card relating to such meeting.

In addition, if a shareholder desires to make a proposal from the floor during the meeting, even if such proposal is not to be included in our proxy statement, the Bylaws provide that the shareholder must deliver or mail timely written notice of the proposal to our Corporate Secretary. Notice will be considered timely if it is delivered or mailed to and received at our principal executive office between January 22, 2014 and February 21, 2014, which is not more than 90 calendar days and not fewer than 60 calendar days prior to the one year anniversary of the date of the Notice of Annual Meeting of Shareholders for the immediately preceding annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days or delayed by more than 60 days from the one year anniversary of the previous year’s annual meeting of shareholders, notice by a shareholder to be timely must be received no earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the close of business on the tenth day following the day on which notice of the meeting was mailed or public disclosure of the date of the meeting was first made, whichever occurs first. To be properly brought before an annual meeting, a shareholder’s notice must set forth (in addition to any information required by applicable law) (i) a description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on our company’s books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf such proposal is made; (iii) the class and number of shares of our company that are beneficially owned by the shareholder and the beneficial owner on whose behalf the proposal is made; (iv) any material interest, direct or indirect, of the shareholder and such beneficial owner in such business; and (v) a representation that the shareholder is a holder of record of shares of our company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal. If written notice is not timely given, the shareholder proposal will be considered untimely and we may exclude the proposal from consideration at the meeting. If the proposal is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy cards will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement.

ADDITIONAL INFORMATION

Copies of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules, are available on our website at www.charlesandcolvard.com and will be provided upon written request, without charge, to any person whose proxy is being solicited. Written requests should be made to Investor Relations, Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Only one annual report or proxy statement, as applicable, may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy was delivered. Requests for additional copies should be directed to Investor Relations by e-mail addressed to ir@charlesandcolvard.com, by mail addressed to the attention of Investor Relations, Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560, or by telephone at (919) 468-0399. Shareholders sharing an address and currently receiving a single copy may contact Investor Relations as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Investor Relations as described above.

REQUESTS FOR DIRECTIONS TO OUR COMPANY’S ANNUAL MEETING

The 2013 Annual Meeting of Shareholders will be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Thursday, May 23, 2013 at 10:00 a.m., Eastern Daylight Savings Time. Requests for directions to the meeting location may be directed to Investor Relations, Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560.

By Order of the Board of Directors,
George R. Cattermole
Chairman
April 22, 2013

                P R O X Y
Charles & Colvard, Ltd.
300 Perimeter Park Drive, Suite A
Morrisville, North Carolina 27560

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2013: The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy and 2012 Annual Report to Shareholders are available at http://www.irproxy.charlesand colvard.com.

The undersigned shareholder of Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), hereby appoints George R. Cattermole and Randall N. McCullough as proxies and attorneys-in-fact, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, no par value, of the Company held of record by the undersigned on March 28, 2013 at the Annual Meeting of the Shareholders of the Company to be held on May 23, 2013 or any adjournment thereof.

1.	ELECTION OF DIRECTORS

☐ FOR all nominees listed below

Nominees:

	David B. Barr	H. Marvin Beasley	Anne M. Butler	George R. Cattermole	Dr. Charles D. Lein	Randall N. McCullough	Ollin B. Sykes

☐ WITHHOLD AUTHORITY for all nominees

☐ FOR all nominees EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to “FOR all nominees EXCEPT” and then mark the box next to each nominee for whom you wish to withhold authority to vote.

Nominees:

	David B. Barr [ ]	H. Marvin Beasley [ ]	Anne M. Butler [ ]	George R. Cattermole [ ]	Dr. Charles D. Lein [ ]	Randall N. McCullough [ ]	Ollin B. Sykes [ ]

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

			☐ FOR	☐ AGAINST		☐ ABSTAIN

3.	PROPOSAL TO VOTE, ON AN ADVISORY (NONBINDING) BASIS, TO APPROVE EXECUTIVE COMPENSATION

			☐ FOR	☐ AGAINST		☐ ABSTAIN

4.	PROPOSAL TO VOTE, ON AN ADVISORY (NONBINDING) BASIS, ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

☐ EVERY YEAR	☐ EVERY TWO YEARS	☐ EVERY THREE YEARS	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. THIS PROXY, IF DULY EXECUTED AND RETURNED, WILL BE VOTED “FOR” THE ELECTION OF THE LISTED NOMINEES, “FOR” EACH OF PROPOSALS 2 AND 3, AND “FOR” “EVERY YEAR” FOR PROPOSAL 4 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED.  THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS IN ACCORDANCE WITH THEIR JUDGMENT.
(continued on other side)

Please sign this proxy exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held by a corporation, please sign the full name of the corporation by an authorized officer, giving full title as such. If shares are held by a partnership, please sign the full name of the partnership by an authorized person.

Signature:

Signature:
(if held jointly)

Dated:

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

By executing this proxy, you hereby ratify and confirm all that said attorneys-in-fact, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledge receipt of the Charles & Colvard, Ltd. Notice of Annual Meeting, Annual Report and Proxy Statement.